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                                            Exhibit 3.1(b)


             AMENDMENT TO ARTICLES OF INCORPORATION
                               OF
                  MAIN STREET BANKS INCORPORATED

     Pursuant to Section 14-2-1006 of the Georgia Business Corporation Code, the undersigned hereby amends Article Five of the Articles of Incorporation of Main Street Banks Incorporated as follows:

                         ARTICLE FIVE
                      AUTHORIZED SHARES

     The corporation shall have authority to be exercised by the Board of Directors to issue not more than 30,000,000 shares of common voting stock of One Dollar ($1.00) par value per shares (such stock to be entitled the "Common Stock").

     All other provisions of the heretofore existing Amended and Restated Articles of Incorporation dated April 15, 1997 shall remain unchanged.

     The foregoing Amendment to the Articles of Incorporation was duly approved by the shareholders of Main Street Banks Incorporated on April 21, 1998, in accordance with Section 1003 of the Georgia Business Corporation Code. This approval was ratified by the Board of Directors of the corporation by a Consent Resolution dated December 10, 1998.

IN WITNESS WHEREOF, the undersigned executes this Amendment to the Articles of Incorporation this 10th day of December, 1998.


                                    MAIN STREET BANKS INCORPORATED


                                    By: /s/Robert R. Fowler III
                                        -----------------------
                                           Robert R. Fowler III
                                           Chairman, President and
                                           Chief Executive Officer